Exhibit 5.1

April 5, 2022

5E Advanced Materials, Inc.

19500 State Highway 249, Suite 125

Houston, Texas 77070

Ladies and Gentlemen:

We have acted as counsel to 5E Advanced Materials, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the issuance and sale by the Company of (i) up to 2,500,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), of the Company pursuant to the 5E Advanced Materials, Inc. 2022 Equity Compensation Plan (the “Plan”) and (ii) up to 3,395,000 shares of Common Stock issuable upon the exercise of replacement stock options granted in connection with the cancellation of certain outstanding options to acquire ordinary shares of American Pacific Borates Limited, an Australian limited company, on the basis of one replacement option for every ten existing ABR options held, rounded up to the nearest whole number of replacement options (the “Replacement Options”). The foregoing shares of Common Stock are referred to collectively herein as the “Shares.”

As such counsel, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto, the Plan and such other documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of rendering the opinion set forth herein.

As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company. In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms and conditions of the Plan and the Replacement Options, will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

Very truly yours,

/s/ Baker & McKenzie LLP

BAKER & MCKENZIE LLP